Exhibit 99.1

Sono-Tek Announces Second Quarter Results

(October 15, 2013 - Milton, NY) Sono-Tek Corporation (OTC QB: SOTK) today announced sales of $2,537,000 for the three months ended August 31, 2013, compared to sales of $2,391,000 for the prior year period, an increase of $146,000 or 6%. Although not directly reported, a comparison of the three months ended August 31, 2013 to the three months ended May 31, 2013, also showed an increase in sales of $163,000 or 7%, a continuing improvement over last fiscal year’s trend of declining quarterly sales.

The current quarter’s increase was due to the continuing strength of Sono-Tek’s SonoFlux Servo equipment to the electronics printed circuit board industry, combined with sales of Stent Coating equipment to the Medical Device industry. In addition, Sono-Tek experienced an increase in sales of ultrasonic nozzles and generators and XYZ Platform Units. Based on Sono-Tek’s backlog and proposal rate, Sono-Tek is expecting another increase in sales for the third quarter of this Fiscal Year. In September 2013, Sono-Tek shipped three new antimicrobial coaters to the packaged meat segment of the food industry. There is increasing customer interest in utilizing this new product to apply minor amounts of food safety enhancing agents, in compliance with the FDA labeling definition of Processing Aids, a Sono-Tek strength.

The Company reported income before taxes of $172,000 for the three months ended August 31, 2013, compared to $13,000 for the prior year period, an increase of $159,000. For the six month period ended August 31, 2013, the Company reported income before taxes of $266,000 compared to $31,000 for the prior year period, an increase of $235,000.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased to see that there appears to be a continuing strengthening of our business, as viewed from the quarter to quarter proposal backlog, and sales activity that we are experiencing.  At our Annual Shareholders Meeting on August 22, 2013, we announced our current year targets at double digit sales growth versus last year, combined with net income in the $500,000 - $1,000,000 range. A video version of the Shareholders Meeting presentation is available on our website at http://www.sono-tek.com/investor-relations/”.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our advanced medical device platform; continued penetration into the food coating and the ability to achieve increased sales volume and net income at projected levels. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Six Months Ended August 31,		Three Months Ended August 31,
	2013	2012	2013	2012

Net Sales	$4,911,772	$5,230,809	$2,537,378	$2,391,107

Gross Profit	$2,383,646	$2,515,070	$1,242,232	$1,165,373

Income Before Taxes	$266,273	$31,189	$172,337	$12,948

Net Income	$179,177	$70,836	$105,429	$59,735

Basic Earnings Per Share	$0.01	$0.00	$0.01	$0.00

Diluted Earnings Per Share	$0.01	$0.00	$0.01	$0.00

Weighted Average Shares - Basic	14,503,040	14,466,892	14,503,070	14,472,849

Weighted Average Shares - Diluted	14,558,306	14,582,873	14,604,147	14,576,509